Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE

6.250% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK

OF AVANTOR, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

Avantor, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Second Amended and Restated Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of twenty-five million (25,000,000) shares of Preferred Stock designated as the “6.250% Series A Mandatory Convertible Preferred Stock,” and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on May 20, 2019, filed a Certificate of Designations with respect to such 6.250% Series A Mandatory Convertible Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of said 6.250% Series A Mandatory Convertible Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designations.

3. That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designations (the “Certificate of Designations”) filed in the office of the Secretary of State of the State of Delaware on May 20, 2019, the Company authorized the issuance of a series of twenty-five million (25,000,000) shares of 6.250% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, of the Company (the “6.250% Series A Mandatory Convertible Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof;

WHEREAS, 20,700,000 shares of such 6.250% Series A Mandatory Convertible Preferred Stock were issued by the Company in 2019 and all such shares shall have been reacquired by the Company pursuant to the conversion thereof into shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, pursuant to such conversion, no shares of such 6.250% Series A Mandatory Convertible Preferred Stock shall be outstanding and no shares of such 6.250% Series A Mandatory Convertible Preferred Stock shall be issued subject to said Certificate of Designations; and

WHEREAS, upon such conversion, it is desirable that all matters set forth in the Certificate of Designations with respect to such 6.250% Series A Mandatory Convertible Preferred Stock be eliminated from the Third Amended and Restated Certificate of Incorporation of the Company.

NOW, THEREFORE, BE IT AND IT HEREBY IS:

RESOLVED, that, pursuant to the conversion of all shares of 6.250% Series A Mandatory Convertible Preferred Stock into shares of Common Stock, all matters set forth in the Certificate of Designations with respect to such 6.250% Series A Mandatory Convertible Preferred Stock be eliminated from the Third Amended and Restated Certificate of Incorporation of the Company; and it is further

RESOLVED, that, pursuant to the conversion of all shares of 6.250% Series A Mandatory Convertible Preferred Stock into shares of Common Stock, the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations with respect to such 6.250% Series A Mandatory Convertible Preferred Stock shall be eliminated from the Third Amended and Restated Certificate of Incorporation of the Company.

4. That, accordingly, all matters set forth in the Certificate of Designations with respect to the 6.250% Series A Mandatory Convertible Preferred Stock be, and hereby are, eliminated from the Third Amended and Restated Certificate of Incorporation of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer this 17th day of May, 2022.

AVANTOR, INC.

By:	/s/ Justin Miller
Name: Justin Miller
Office: Executive Vice President, General Counsel and Secretary